(e)(1)(i)

SCHEDULE OF APPROVALS

with respect to the

AMENDED AND RESTATED UNDERWRITING AGREEMENT

between

ING MAYFLOWER TRUST

and

ING INVESTMENTS DISTRIBUTOR, LLC

(formerly, ING Funds Distributor, LLC)

Fund

ING International Value Fund